Exhibit 23.2







CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-132697 on Form S-8 of our report dated April 13, 2005, relating to the financial statements of Oak Ridge Micro-Energy, Inc. for the year ended December 31, 2004 which also appear in the Annual Report on Form 10KSB for the year ended December 31, 2005.

/s/Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
March 30, 2006